AMENDED SCHEDULE A

dated April 26, 2019

to the

EXPENSE LIMITATION AGREEMENT

dated December 23, 2015 between

THE ADVISORS’ INNER CIRCLE FUND III

and

PINEBRIDGE INVESTMENTS LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Term End Date
PineBridge Dynamic Asset Allocation Fund	Investor Servicing Shares	0.75%	April 30, 2020
	Institutional Shares

Acknowledged and Accepted by:

PineBridge Investments LLC

/s/ Declan Coyne
Name:	Declan Coyne
Title:	Senior Vice President
Global Product

The Advisors’ Inner Circle Fund III

/s/ James Bernstein
Name:	James Bernstein
Title:	Vice President & Assistant
Secretary